Exhibit 99.2
Ring Energy, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

On February 25, 2025, Ring Energy, Inc. (“Ring” or the “Company”), executed a purchase and sale agreement (“Purchase Agreement”) with Lime Rock Resources IV-A, L.P. (“LRRA”), and Lime Rock Resources IV-C, L.P. (“LRRC” and with LRRA, “Lime Rock” or the “Seller”) for the acquisition of certain oil and gas producing properties in the Permian’s Central Basin Platform including approximately 17,700 net acres located in Andrews County, Texas (the “Lime Rock Acquisition”). The Lime Rock Acquisition closed on March 31, 2025.

Based on estimates as of March 31, 2025, the fair value of consideration was approximately $85.4 million, including approximately $78.6 million in cash, of which $5.0 million was paid to a third-party escrow account and $63.6 million was paid at closing, net of preliminary purchase price adjustments and subject to final post-closing settlement between Ring and Lime Rock, and an additional $10.0 million deferred cash payment, subject to post-closing adjustments, will be paid after the nine-month anniversary of the closing date of the Lime Rock Acquisition, and an aggregate of 6,452,879 shares of common stock issued by the Company to Lime Rock. Ring assumed $0.6 million of revenues in suspense and $2.6 million of asset retirement obligations, all based upon estimated fair value at the closing date.

The Lime Rock Acquisition was accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The fair value of the consideration paid by Ring and the allocation of that amount to the underlying assets acquired is recorded on a relative fair value basis. Additionally, costs directly related to the Lime Rock Acquisition are capitalized as a component of the purchase price. The unaudited pro forma condensed combined financial information presented herein has been prepared to reflect the transaction accounting adjustments to Ring’s historical condensed financial information in order to account for the Lime Rock Acquisition and include the assumption of liabilities as set forth in the Purchase Agreement.

The Lime Rock Acquisition is included in the Company’s balance sheet as of March 31, 2025, as reflected in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on May 7, 2025. Accordingly, the Unaudited Pro Forma Condensed Combined Balance Sheet is not presented. The Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024 gives effect to the Lime Rock Acquisition as if it had been completed on January 1, 2024. The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Ring. These pro forma adjustments are described in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information. Additional assumptions and estimates underlying the pro forma adjustments are also described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations of Ring would have been had the Lime Rock Acquisition occurred on the date noted above, nor are they necessarily indicative of future results of operations. Future results may vary significantly from the results reflected because of various factors. In Ring’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The unaudited pro forma condensed combined financial information does not reflect the benefits of potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Lime Rock Acquisition and, accordingly, does not attempt to predict or suggest future results.

The unaudited pro forma financial information has been developed from and should be read in conjunction with:

•The audited financial statements and accompanying notes of Ring contained in Ring’s Annual Report on Form 10-K for the year ended December 31, 2024;
•The unaudited financial statements and accompanying notes of Ring contained in Ring’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025; and
•The audited combined statement of revenues and direct operating expenses of interests in oil and gas leases and related property of Lime Rock located in Andrews County, Texas for the year ended December 31, 2024, which are included elsewhere in this filing.

Ring Energy, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2024

			Transaction Accounting Adjustments
	Historical		Conforming and		Lime Rock		Pro Forma
	Ring	Lime Rock	Reclassifications		Acquisition		Combined
Operating Revenue
Oil, natural gas and natural gas liquids revenues	$366,327,414	$—	$54,553,243	(a)	$—		$420,880,657
Oil sales	—	53,746,672	(53,746,672)	(a)	—		—
Natural gas sales	—	(724,829)	724,829	(a)	—		—
Natural gas liquids sales	—	1,531,400	(1,531,400)	(a)	—		—
Total Operating Revenue	$366,327,414	$54,553,243	$—		$—		$420,880,657
Costs and Operating Expenses
Lease operating expenses	$78,310,949	$—	17,975,787	(b)	—		96,286,736
Gathering, transportation and processing costs	506,333	—	(39,377)	(b)	—		466,956
Ad valorem taxes	8,069,064	—	2,522,879	(b)	—		10,591,943
Oil and natural gas production taxes	16,116,565	—	2,539,697	(b)	—		18,656,262
Depreciation, depletion and amortization	98,702,843	—	—		12,049,434	(c)	110,752,277
Asset retirement obligation accretion	1,380,298	—	—		214,734	(d)	1,595,032
Operating lease expense	700,362	—	—		—		700,362
General and administrative expense	29,640,300	—	—		—		29,640,300
Direct operating expenses	—	22,998,986	(22,998,986)	(b)	—		—
Total Costs and Operating Expenses	233,426,714	22,998,986	—		12,264,168		268,689,868
Income (Loss) from Operations	$132,900,700	$31,554,257	$—		$(12,264,168)		$152,190,789
Other Income (Expense):
Interest income	491,946	—	—		—		491,946
Interest expense	(43,311,810)	—	—		(6,388,993)	(e)	(49,700,803)
Loss on derivative contracts	(2,365,917)	—	—		—		(2,365,917)
Gain on disposal of assets	89,693	—	—		—		89,693
Other income	106,656	—	—		—		106,656
Net Other Expense	(44,989,432)	—	—		(6,388,993)		(51,378,425)
Income (Loss) Before Provision for Income Taxes	$87,911,268	$31,554,257	$—		$(18,653,161)		$100,812,364
Provision for Income Taxes	(20,440,954)	—	—		(2,709,230)	(f)	(23,150,184)
Net Income (Loss)	$67,470,314	$31,554,257	$—		$(21,362,391)		$77,662,180

Basic Earnings per Share	$0.34				$0.04	(g)	$0.38
Diluted Earnings per Share	0.34				0.04	(g)	0.38

Ring Energy, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared based on the historical financial statements of Ring and the historical combined statement of revenues and direct operating expenses of interests in oil and gas leases and related property of Lime Rock located in Andrews County, Texas. The Lime Rock Acquisition has been accounted for as an asset acquisition in accordance with ASC 805. The fair value of the consideration paid by Ring and allocation of that amount to the underlying assets acquired, on a relative fair value basis, was recorded on Ring’s books as of the date of the closing of the Lime Rock Acquisition. Additionally, costs directly related to the Lime Rock Acquisition are capitalized as a component of the purchase price.

The Lime Rock Acquisition is included in the Company’s balance sheet as of March 31, 2025, as reflected in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 7, 2025. Accordingly, the Unaudited Pro Forma Condensed Combined Balance Sheet is not presented. The Unaudited Pro Forma Condensed Combined Statement of Operations was prepared assuming the Lime Rock Acquisition occurred on January 1, 2024. These pro forma adjustments are described in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations of Ring would have been had the Lime Rock Acquisition occurred on the date noted above, nor are they indicative of future results of operations. Future results may vary significantly from the results reflected in the Unaudited Condensed Combined Pro Forma Statement of Operations. In Ring’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

2.Consideration and Purchase Price Allocation

The preliminary allocation of the total purchase price in the Lime Rock Acquisition is based upon management’s estimates of, and assumptions related to, the fair value of assets acquired and liabilities assumed as of the closing date of the transaction using currently available information and market data as of March 31, 2025. Because the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of assets acquired and liabilities assumed as of the closing date of the transaction, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, as well as other factors.

The consideration transferred and the relative fair value of assets acquired and liabilities assumed by Ring are as follows:

Consideration:
Shares of Ring common stock	6,452,879
Ring common stock price at March 31, 2025	$1.15
Total stock consideration	$7,420,811

Escrow deposit released at closing	$5,000,000
Closing amount paid to Lime Rock	63,599,939
Fair value of deferred payment liability	9,415,066
Total cash consideration	$78,015,005

Direct transaction costs	$2,294,105
Total consideration	$87,729,921

Relative fair value of assets acquired:
Oil and natural gas properties, full cost method	$90,844,802
Fixed assets	34,275
Amount attributable to assets acquired	$90,879,077

Fair value of liabilities assumed:
Suspense liability	$561,977
Asset retirement obligations	2,587,179
Amount attributable to liabilities assumed	$3,149,156

Total identifiable net assets acquired	$87,729,921

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant unobservable inputs included future commodity prices adjusted for differentials, projections of estimated quantities of recoverable reserves, forecasted production based on decline curve analysis, estimated timing and amount of future operating and development costs, and a weighted average cost of capital.

3.Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Ring. Actual results may differ materially from the assumptions and estimates contained herein.

The pro forma adjustments are based on currently available information and certain estimates and assumptions that Ring believes provide a reasonable basis for presenting the significant effects of the Lime Rock Acquisition. General descriptions of the pro forma adjustments are provided below.

Unaudited Pro Forma Condensed Combined Statement of Operations
The following adjustments were made in the preparation of the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024:

(a)Adjustments to conform Lime Rock revenues to the presentation by Ring.
(b)Adjustment to conform Lime Rock expenses to the presentation by Ring.
(c)Represents depreciation, depletion, and amortization expense resulting from the change in basis of property and equipment acquired as a result of the Lime Rock Acquisition. The depletion adjustment was calculated using the unit-of-production method under the full cost method of accounting using estimated proved reserves and production volumes attributable to the acquired assets.
(d)Represents accretion expense from new asset retirement obligations recognized as a result of the Lime Rock Acquisition. The accretion adjustment was calculated using assumptions consistent with those utilized by Ring, including a 3.0% inflation rate, an 8.0% discount rate and estimated plugging costs of $38,000 to $60,000 per well.
(e)Adjustment to reflect the estimated interest expense in the period with respect to the incremental borrowings necessary to finance the Lime Rock Acquisition, along with $584,934 of interest expense representing the accretion of the deferred cash payment. The interest rate utilized as of March 31, 2025 was approximately 8.2% per annum for incremental borrowings. A one-eighth point change in interest rates as of March 31, 2025 would change interest expense by $88,875 for the year ended December 31, 2024.
(f)Adjustment to reflect estimated income taxes associated with the Lime Rock Acquisition. Income taxes were estimated at the statutory rate of 21%.
(g)The following table reconciles historical and pro forma basic and diluted earnings per share for the period indicated:

	Year Ended
	December 31, 2024
	Historical	Lime Rock Acquisition	Pro Forma
Net Income	$67,470,314	$10,191,866	$77,662,180

Basic Weighted-Average Shares Outstanding	197,937,683	—	197,937,683
Add: Common shares issued for Lime Rock Acquisition	—	6,452,879	6,452,879
Total Basic Weighted-Average Shares Outstanding	197,937,683	6,452,879	204,390,562
Effect of dilutive securities:
Stock options	—	—	—
Restricted stock units	1,695,791	—	1,695,791
Performance stock units	603,867	—	603,867
Common warrants	40,039	—	40,039
Total Diluted Weighted-Average Shares Outstanding	200,277,380	6,452,879	206,730,259
Basic Earnings per Share	$0.34		$0.38
Diluted Earnings per Share	$0.34		$0.38

4.Supplemental Unaudited Pro Forma Combined Oil and Natural Gas Reserves and Standardized Measure Information

The following tables set forth information with respect to the historical and pro forma combined estimated oil and natural gas reserves as of December 31, 2024 for Ring and Lime Rock. The reserve information of Ring has been prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. Lime Rock reserve information has been prepared by Lime Rock management. The following unaudited pro forma combined proved reserve information is not necessarily indicative of the results that might have occurred had the Lime Rock Acquisition taken place on January 1, 2024, nor is it intended to be a projection of future results. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Periodic revisions or removals of estimated reserves and future cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, crude oil and natural gas prices, changes in costs, technological advances, new geological or geophysical data, changes in business strategies, or other economic factors. Accordingly, proved reserve estimates may differ significantly from the quantities of crude oil and natural gas ultimately recovered. For both Ring and Lime Rock, the reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil and natural gas for the year ended December 31, 2024.

2024 Oil (Bbls)

	Ring	Lime Rock	Pro Forma Combined
Proved Developed and Undeveloped Reserves
Beginning of year	82,141,277	8,580,900	90,722,177
Purchase of minerals in place	—	—	—
Extensions, discoveries, and improved recovery	11,495,236	432	11,495,668
Sales of minerals in place	(1,140,568)	—	(1,140,568)
Production	(4,861,628)	(720,493)	(5,582,121)
Revisions of previous quantity estimates	(6,730,246)	(888,839)	(7,619,085)

End of year	80,904,071	6,972,000	87,876,071

Proved Developed at beginning of year	56,029,039	7,216,805	63,245,844
Proved Undeveloped at beginning of year	26,112,238	1,364,095	27,476,333

Proved Developed at end of year	56,106,714	5,745,731	61,852,445
Proved Undeveloped at end of year	24,797,357	1,226,269	26,023,626

2024 Natural Gas (Mcf)

	Ring	Lime Rock	Pro Forma Combined
Proved Developed and Undeveloped Reserves
Beginning of year	146,396,322	8,537,300	154,933,622
Purchase of minerals in place	—	—	—
Extensions, discoveries, and improved recovery	10,630,769	—	10,630,769
Sales of minerals in place	(56,020)	—	(56,020)
Production	(6,423,674)	(482,651)	(6,906,325)
Revisions of previous quantity estimates	(730,235)	(2,807,649)	(3,537,884)

End of year	149,817,162	5,247,000	155,064,162

Proved Developed at beginning of year	99,896,022	8,293,472	108,189,494
Proved Undeveloped at beginning of year	46,500,300	243,828	46,744,128

Proved Developed at end of year	102,538,111	5,036,176	107,574,287
Proved Undeveloped at end of year	47,279,051	210,824	47,489,875
(1) Assumes a ratio of 6 Mcf of natural gas per Boe.

2024 Natural Gas Liquids (Bbls)

	Ring	Lime Rock	Pro Forma Combined
Proved Developed and Undeveloped Reserves
Beginning of year	23,218,564	1,971,000	25,189,564
Purchase of minerals in place	—	—	—
Extensions, discoveries, and improved recovery	2,738,451	—	2,738,451
Sales of minerals in place	(16,361)	—	(16,361)
Production	(1,258,814)	(100,851)	(1,359,665)
Revisions of previous quantity estimates	3,621,245	(719,149)	2,902,096

End of year	28,303,085	1,151,000	29,454,085

Proved Developed at beginning of year	15,449,907	1,906,790	17,356,697
Proved Undeveloped at beginning of year	7,768,657	64,210	7,832,867

Proved Developed at end of year	19,426,387	1,106,537	20,532,924
Proved Undeveloped at end of year	8,876,698	44,463	8,921,161

2024 Boe

	Ring	Lime Rock	Pro Forma Combined
Proved Developed and Undeveloped Reserves
Beginning of year	129,759,229	11,974,783	141,734,012
Purchase of minerals in place	—	—	—
Extensions, discoveries, and improved recovery	16,005,482	432	16,005,914
Sales of minerals in place	(1,166,266)	—	(1,166,266)
Production	(7,191,054)	(901,786)	(8,092,840)
Revisions of previous quantity estimates	(3,230,707)	(2,075,929)	(5,306,636)

End of year	134,176,684	8,997,500	143,174,184

Proved Developed at beginning of year	88,128,284	10,505,840	98,634,124
Proved Undeveloped at beginning of year	41,630,945	1,468,943	43,099,888

Proved Developed at end of year	92,622,787	7,691,631	100,314,418
Proved Undeveloped at end of year	41,553,897	1,305,869	42,859,766

The following table presents the Standardized Measure of Discounted Future Net Cash Flows (as defined by FASB Accounting Standards Codification 932) relating to the proved crude oil and natural gas reserves of Ring and of the properties acquired in the Lime Rock Acquisition on a pro forma combined basis as of December 31, 2024 for Ring and Lime Rock. The Pro Forma Combined Standardized Measure shown below represents estimates only and should not be construed as the market value of either Lime Rock crude oil and natural gas reserves or the acquired crude oil and natural gas reserves attributable to the Lime Rock Acquisition.

Standardized Measure of Discounted Future Cash Flows
	As of December 31, 2024	As of December 31, 2024
	Ring	Lime Rock	Transaction Adjustment(1)	Pro Forma Combined
Oil and Gas Producing Activities:
Future cash inflows	$6,165,487,616	$538,445,000	—	$6,703,932,616
Future production costs	(2,432,555,200)	(227,044,000)	—	(2,659,599,200)
Future development costs (2)	(536,825,664)	(48,029,000)	—	(584,854,664)
Future income tax expense	(465,768,645)	(2,826,836)	(38,867,984)	(507,463,465)
Future net cash flows	$2,730,338,107	$260,545,164	$(38,867,984)	$2,952,015,287
10% annual discount factor	(1,497,401,764)	(117,211,955)	16,277,661	(1,598,336,058)
Standardized measure of discounted future net cash flows	$1,232,936,343	$143,333,209	$(22,590,323)	$1,353,679,229
(1) Pro forma adjustment represents effect of income tax using the statutory rate on the undiscounted and discounted future net cash flows associated with the Lime Rock Acquisition.
(2) Future development costs include not only development costs but also future asset retirement costs.

The following table sets forth the changes in the Standardized Measure of discounted future net cash flows attributable to estimated net proved crude oil and natural gas reserves of Ring and Lime Rock on a pro forma combined basis for the year ending December 31, 2024.

Changes in Standardized Measure of Discounted Future Net Cash Flows
	For the Year Ended December 31, 2024	For the Year Ended December 31, 2024
	Ring	Lime Rock	Transaction Adjustment (1)	Pro Forma Combined
Oil and Gas Producing Activities:
Beginning of the year	$1,399,185,191	$205,755,386	$(32,428,498)	$1,572,512,079
Purchase of minerals in place	—	—	—	—
Extensions, discoveries and improved recovery	226,741,618	14,979	—	226,756,597
Development costs incurred during the year	71,665,321	—	—	71,665,321
Sales of oil and gas produced, net of production costs	(263,830,836)	(31,554,257)	—	(295,385,093)
Sales of minerals in place	(10,230,951)	—	—	(10,230,951)
Accretion of discount	164,703,142	20,770,630	3,242,850	188,716,622
Net changes in price and production costs	(285,618,955)	(10,873,520)	—	(296,492,475)
Net changes in estimated future development costs	6,732,428	1,333,608	—	8,066,036
Revisions of previous quantity estimates	(50,292,499)	(41,013,886)	—	(91,306,385)
Changes in estimated timing of cash flows	(44,073,556)	(1,553,854)	—	(45,627,410)
Net change in income taxes	17,955,440	454,123	6,595,325	25,004,888
End of year	$1,232,936,343	$143,333,209	$(22,590,323)	$1,353,679,229
(1) Pro forma adjustment represents effect of income tax using the statutory rate on the undiscounted and discounted future net cash flows associated with the Lime Rock Acquisition.